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                                                                    Exhibit 99.1

                                  [NYMT LOGO]


                              NEW YORK MORTGAGE TRUST
                      ANNOUNCES CHANGES IN MANAGEMENT TEAM

NEW YORK, NY - July 1, 2005 - New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised residential mortgage finance company organized as a real estate investment trust ("REIT"), announced today that Ray Redlingshafer, the Company's President and Chief Investment Officer and a member of the Company's Board of Directors, has resigned each of these positions effective June 30, 2005. Mr. Redlingshafer intends to pursue other career opportunities and spend time with his family. The Company will take a one-time charge in the quarter ended June 30, 2005 of approximately $2.9 million relating to severance benefits payable to Mr. Redlingshafer pursuant to the separation agreement and general release entered into by the Company and Mr. Redlingshafer. These severance benefits include a lump sum payment of approximately $2.5 million and approximately $400,000 of equity incentive awards which immediately vested and became exercisable under the terms of the agreement. Steven Schnall, the Company's Chairman and Co-Chief Executive Officer, will assume the additional role of President, David Akre, the Company's other Co-Chief Executive Officer, will assume the additional role of Vice Chairman and Steven Mumma, the Company's Chief Operating Officer, will assume the additional role of Chief Investment Officer.

Mr. Redlingshafer's resignation is accompanied by a companywide second quarter cost-cutting initiative undertaken by the Company which has reduced its overall recurring annual compensation expenses by an estimated $3.7 million. In connection with this cost cutting initiative, the Company recently executed work force reductions primarily in operations and support functions in order to streamline former Guaranty Residential Lending ("GRL") branches with existing branches at the Company. The actions have affected approximately 45 full-time employees, none of which are loan origination officers. Steven Schnall commented, "Staff reductions are always very difficult but after our successful integration of the GRL branches we acquired at the end of 2004, we identified and adopted certain best practices of the two organizations and have since evaluated the efficiencies of our combined branches and infrastructure. As a result, we have eliminated redundancies in the organization in an effort to reduce operating costs while striving to maintain customer service levels and our processing of mortgage loans."

Mr. Schnall added, "We do not expect these actions to impact our ability to grow our residential mortgage loan business and portfolio of prime and hybrid adjustable rate loans."
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New York Mortgage Trust
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The Company is also announcing today record mortgage loan origination volume for the second quarter of 2005 of more than $925 million, representing an increase of approximately $514 million over the same period of 2004. Approximately $400 million of the estimated $925 million in mortgage loan origination volume for the second quarter of 2005 was contributed by the GRL branches acquired at the end of 2004.

About New York Mortgage Trust

New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT's wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.


For Further Information

AT THE COMPANY                              AT FINANCIAL RELATIONS BOARD
Michael I. Wirth,                           Joe Calabrese (General) 212-827-3772
Chief Financial Officer                     Julie Tu (Analysts) 212-827-3776
Phone:  212-634-2342
Email: mwirth@nymtrust.com

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.